EXHIBIT 23.1

PLS CPA, A PROFESSIONAL CORPORATION

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

March 24, 2017

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 A-2 of our report date November 30, 2016, relating to the financial statements of OS Support Inc. as of June 30, 2016 and 2015, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ PLS CPA

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board